CENTRAL HUDSON GAS & ELECTRIC CORPORATION
Computation of Ratio of Earnings to Fixed Charges            Exhibit (12) (i)(i)
and Ratio of Earnings to Fixed Charges and Preferred Dividends

                                                               2003                         Year Ended December 31,
                                                       --------------------    --------------------------------------------------
                                                       3 Months   12 Months
                                                         Ended      Ended
                                                        Dec. 31    Dec. 31       2002      2001 (1)          2000         1999
                                                       --------   ---------    --------    ---------       --------    ---------
   Earnings: ($000)
A.     Net Income                                      $  9,598    $ 38,875    $ 32,524    $  44,178       $ 52,595    $  51,881
B.     Federal & State Income Tax                         6,849      26,981      21,690       (7,637)        37,150       28,144
                                                       --------    --------    --------    ---------       --------    ---------
C.     Earnings before Income Taxes                    $ 16,447    $ 65,856    $ 54,214    $  36,541       $ 89,745    $  80,025
                                                       ========    ========    ========    =========       ========    =========
D.     Fixed Charges
            Interest on Mortgage Bonds                        0         570       2,136        5,211         11,342       13,057
            Interest on Other Long-Term Debt              2,849      10,699       9,819       10,446         12,864       11,094
            Other Interest (2)                            2,053       9,828      11,772       11,820          6,251        4,860
            Interest Portion of Rents                       206         768         749          801            962          993
            Amortization of Premium & Expense on Debt       261       1,159       1,249        1,350          1,170          993
                                                       --------    --------    --------    ---------       --------    ---------
              Total Fixed Charges                      $  5,369    $ 23,024    $ 25,725    $  29,628       $ 32,589    $  30,997
                                                       ========    ========    ========    =========       ========    =========

E.     Total Earnings                                  $ 21,816    $ 88,880    $ 79,939    $  66,169       $122,334    $ 111,022
                                                       ========    ========    ========    =========       ========    =========

   Preferred Dividend Requirements:
F.     Allowance for Preferred Stock Dividends
            Under IRC Sec 247 (2)                      $    242    $  1,387    $  2,161    $   3,230       $  3,230    $   3,230
G.     Less Allowable Dividend Deduction                    (31)       (127)       (127)        (127)          (127)        (127)
                                                       --------    --------    --------    ---------       --------    ---------
H.     Net Subject to Gross-up                              211       1,260       2,034        3,103          3,103        3,103
I.     Ratio of Earnings before Income
            Taxes to Net Income (C/A)                     1.714       1.694       1.667        0.827          1.706        1.542
                                                       --------    --------    --------    ---------       --------    ---------
J.     Pref. Dividend  (Pre-tax)(H x L)                     362       2,134       3,391        2,566          5,294        4,785
K.     Plus Allowable Dividend Deduction                     31         127         127          127            127          127
                                                       --------    --------    --------    ---------       --------    ---------
L.     Preferred Dividend Factor                            393       2,261       3,518        2,693          5,421        4,912
M.     Fixed Charges (D)                                  5,369      23,024      25,725       29,628         32,589       30,997
                                                       --------    --------    --------    ---------       --------    ---------
N.     Total Fixed Charges and Preferred Dividends     $  5,762    $ 25,285    $ 29,243    $  32,321       $ 38,010    $  35,909
                                                       ========    ========    ========    =========       ========    =========

O.     Ratio of Earnings to Fixed Charges (E/D)            4.06        3.86        3.11         2.23           3.75         3.58
                                                       ========    ========    ========    =========       ========    =========
P. Ratio of Earnings to Fixed Charges and
       Preferred Dividends (E/N)                           3.79        3.52        2.73         2.05           3.22         3.09
                                                       ========    ========    ========    =========       ========    =========

(1) The reduction in the ratios reflects the net effect of regulatory actions in 2001 associated with the sale of the interests of Central Hudson in its principal generating facilities, including the recording of a significant amount of federal investment income tax credits.

(2) Reflects SFAS #150 reclassification of $208,750 in preferred stock dividends to interest expense for the quarter ended September 30, 2003.